Exhibit 10.1

1 MONSTER WAY

CORONA, CA 92879

PHONE: 951/739-6200

FAX: 951/739-6210

March 12, 2015

Mark Hall

78-7025 Ola Mau Street

Kailua Kona, HI 96740

By Hand Delivery

Dear Mark,

This letter (the “Agreement”) will confirm your recent discussions with the Executive Committee in regard to your position change from Chief Brand Officer to Chief Marketing Officer on a full-time basis, effective as of January 1, 2015.  This Agreement with Monster Energy Company (“Monster Energy” or “the Company”) will be in accordance with the following terms and conditions.

1.	Total Compensation.

	1.1 Base Salary:	$19,230.77 paid bi-weekly. (Annualized to $500,000 for illustration only).

	1.2 Auto Allowance:	$500.00 per month. (Annualized to $6,000 for illustration only).

	1.3 Gasoline Allowance:	Reimbursement of costs.

1.4 Health Plan:

Employee and family will be fully covered by the Company in accordance with the rules and procedures set forth in the Company’s Employee Handbook and in the Group Insurance Plan documents. This includes medical insurance, dental insurance, vision insurance, life insurance and long/short term disability insurance.

1.5 401(k) Plan:

The Company has a 401(k) Plan. The Company may make a matching contribution to the Plan and is currently matching 25% of your deferrals up to 8% of pay on a per pay period basis. You remain eligible to participate in the Plan.

1.6 Expenses:

Expense reports are submitted weekly. All business-related expenses are to be documented according to the Internal Revenue Service guidelines and in accordance with the Company’s policy on such expenditures.

1.7 Vacation:

You will receive 6.154 vacation hours per pay period (annualized to 160 hours (4 weeks) per year for illustration purposes only).  Vacation accrual and terms are subject to the provisions of the Company’s vacation policy in effect from time to time.

1.8 Bonus:

The awarding of any bonus is in Monster Energy Company’s sole discretion and, if awarded, will be based on your individual performance and the results achieved in your respective areas as well as on the Company’s overall performance. Input from your immediate superiors may be taken into account in such evaluation.

1.9 Travel and Accommodations:	Travel and accommodations while on business are to be conducted in accordance with the Company’s policies in effect from time to time.

1.10 Insurability:

As a condition of your employment you may be required to drive a company vehicle.  You must be able to meet the insurance requirements of the Company’s insurance carrier. During the course of your employment your driving record will be checked periodically.  Moreover, you agree to immediately report any change to your driving status, traffic violation or accident you are involved in (of any kind and regardless of whether it was work related) to the Company as soon as possible after the driving status change, violation or accident occurred.  Should you become uninsurable with the Company’s insurance carrier, your employment may be terminated at any time thereafter by the Company with or without notice.

2.                                    Termination.

2.1    At-Will Employment:  It is to be understood that your employment with the Company is of an at-will nature, for no specified period of time.  Regardless of the length of service, you are free to terminate your employment at any time, for any reason, although your giving advance notice is always appreciated.  Likewise, the Company is free to terminate your employment at any time, for any reason, with or without cause and with or without advance notice.  The Company makes no guarantee or contract of continued employment.  No one may change the at-will nature of your employment, except in writing and signed by either the Chairman or President of Monster Energy Company.

2.2       Termination Without Cause:  If the Company intends to terminate your employment without cause, you will receive three (3) months (the “Severance Period”) of severance pay, or severance pay as negotiated between the parties, subject to:  (1) appropriate payroll and tax deductions as required by law;  (2) your compliance with all other terms and conditions of this Agreement; and (3) your execution of a reasonable and standard severance agreement (which will include, among other things, a general release of all claims by you against the Company, its Agents and Affiliates).  During the Severance Period, you shall remain an inactive, regular employee and continue to receive all employee benefits applicable to you as an active, regular employee.

2.3       Termination With Cause:   If the Company terminates your employment for “Good Cause”, or if you terminate your employment for any reason, the Company is not obligated to pay severance.  As noted previously, although you are not obligated to give advance notice, it is always appreciated.  For the purposes of this Agreement, the term “Good Cause” shall include:

2.3.1    Your neglect, breach of duty, or any failure by you to perform, to the reasonable satisfaction of your supervisor and/or the Executive Committee of the Board of the Company;

2.3.2    Your conviction of a felony, or any determination by the Executive Committee of the Board of the commission of theft, larceny, embezzlement, fraud, dishonesty, illegality, moral turpitude, harassment, or gross mismanagement;

2.3.3    Your death or material disability to such an extent that you, even with reasonable accommodation, are precluded from performing the essential duties of your position; or

2.3.4    Your breach of this Agreement or any fiduciary duties to the Company.

3.                                    Proprietary Information, Confidentiality, Intellectual Property and Non-Solicitation.

You agree that all the terms and conditions contained in the Employee Proprietary Information, Confidentiality, Intellectual Property and Non-Solicitation Agreement attached hereto as Exhibit A are incorporated herein and shall be binding upon you.  Please note that you are required to separately sign the attached Exhibit A at the same time as you sign this Agreement.

You further represent and warrant that:  (i) you do not possess and will not use in the performance of your services to the Company any information of a confidential or proprietary nature that you may have obtained from other third parties; and (ii) the provision of your services  to the Company will not constitute a breach of any legal or contractual obligation you may owe to other third parties, including without limitation any lawful non-competition agreements or other restrictions in connection with the performance of your services.

4.         Arbitration of Disputes/Litigation.

Any controversy or claim arising out of or relating to Employee’s employment or other relationship with Company or any agents of Company shall be settled by binding arbitration, and except as modified by this arbitration agreement, the arbitration proceeding shall be administered by the JAMS’ rules for the resolution of employment disputes in the city and state where the undersigned employee is employed (which may be viewed on line at

“http://www.jamsadr.com/rules-employment-arbitration”).  Nothing in this agreement, however, prevents Employee from initially submitting a dispute to the applicable state agency, the EEOC, or the National Labor Relations Board, as required under applicable law.

For any claims relating to or arising out of any state or federal statute or public policy (“public policy claims”): (a) the substantive and remedial provisions of the statute(s) applicable to the public policy claims shall be available to any party required to arbitrate under this agreement if those provisions would be otherwise available in court; (b) if the JAMS rules do not already so provide, an employee submitting a public policy claim to arbitration shall be entitled to the full range of discovery provided under applicable law; (c) no employee shall be required to pay costs unique to the arbitration proceeding; and (d) the arbitrator must issue a written award setting forth the essential findings and conclusions on which the award is based.

In the spirit of expeditious and efficient resolution of any disputes, and to the extent allowed under applicable law, Company and Employee agree any dispute between them shall be resolved without the inclusion of any other employees or third parties included as parties to the arbitration proceeding, be it as individuals, as part of a collective action, or as part of a representative class, unless both Company and Employee agree to such consolidation after a dispute has arisen.  If any part of this paragraph is deemed unenforceable Company and Employee further agree that it may be severed without affecting the other terms of this agreement, including the requirement to arbitrate all disputes.

The parties recognize and agree that due to the nature of Company’s business and its effect on interstate commerce, this agreement is governed by the Federal Arbitration Act.

Make sure you have read and understand the foregoing.  You agree to waive the right to a jury and instead submit disputes arising out of or related to this agreement or your employment to neutral, binding arbitration.  You may want to consult with an attorney before signing this agreement.

5.         General.

You agree that except as otherwise set forth in this Agreement, all remaining terms and conditions of your employment shall be in accordance with and subject to the Company’s current Employee Handbook, which describes your responsibilities as well as various benefits to which you may be entitled.  You have already signed acknowledgments for receipt of the Company’s Employee Proprietary Information, Confidentiality, Intellectual Property and Non-Solicitation Agreement, Business Code of Conduct and Ethics, Insider Trading Policy, Employee Code of Conduct, and Employee Handbook, and these acknowledgements will continue to be applicable to your employment with Monster Energy.

Please sign a copy of this letter to acknowledge your acceptance of this Agreement with all of the terms contained herein and return it to our Human Resources Department at your earliest convenience.  Congratulations on your new position.

Yours sincerely,

/s/ Hilton Schlosberg

Hilton Schlosberg

Vice Chairman of the Board

Accepted and Agreed:	/s/ Mark Hall	03/12/2015
	Mark Hall	Date